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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Series B Convertible Perpetual Preferred Stock

of

Alere Inc.

at

$402.00 Net Per Share of Series B Convertible Perpetual Preferred Stock

by

Abbott Laboratories

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2017,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE").

        Abbott Laboratories, an Illinois corporation ("Abbott," the "Purchaser," "we" or "us"), is offering to purchase all of the outstanding shares of Series B Convertible Perpetual Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of Alere Inc., a Delaware corporation ("Alere"), at a price of $402.00 per share of Preferred Stock (the "Offer Price"), plus accrued but unpaid dividends to, but not including, the Tender Settlement Date (as defined herein), net to the seller thereof in cash, without interest thereon and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" which, together with the Offer to Purchase, constitute the "Offer"). As of July 14, 2017, there were 1,774,407 shares of Preferred Stock outstanding.

        Abbott and Alere are party to an Agreement and Plan of Merger, dated as of January 30, 2016, as amended on April 13, 2017 (the "Merger Agreement"), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of Alere by Abbott at a price of $51.00 per share of common stock in cash (the "Merger"), with Alere surviving the Merger as a wholly-owned subsidiary of Abbott. The Merger is not conditioned upon, or otherwise subject to, the completion of the Offer. The Offer, however, is conditioned upon the consummation of the Merger on the terms set forth in the Merger Agreement.

        In connection with the Merger, holders are eligible to convert their shares of Preferred Stock, which shares of Preferred Stock are convertible prior to the completion of the Merger into shares of Alere's common stock and, following the completion of the Merger, into cash, as described in more detail herein and subject to the terms and conditions of the Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock. See Section 12—"Purpose of the Offer; Plans for Alere; Other Matters" for more information.

        You may receive a notice from Alere providing information with respect to conversion rights that are available to you in connection with the Merger and specifying the manner in which you may convert your shares of Preferred Stock. The conversion procedures described in that notice represent an alternate option available to holders of shares of Preferred Stock independent from, and unrelated to, the Offer. Holders that convert their shares of Preferred Stock in connection with the Merger may not separately tender such shares of Preferred Stock in the Offer.

        The Offer Price that will be paid to holders that tender shares of Preferred Stock pursuant to the Offer includes a premium of $2.00 per share in excess of the maximum price per share holders of Preferred Stock are eligible to receive if they elect to convert their shares of Preferred Stock in connection with the Merger and receive the liquidation preference per share of Preferred Stock in connection therewith. Holders participating in the Offer may not convert their shares of Preferred Stock in the manner specified in the above-referenced notice and still receive the Offer Price.

        The board of directors of Alere approved the Merger Agreement and declared the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be advisable and in the best interests of Alere and its stockholders. The completion of the Merger is subject to certain conditions precedent, including certain regulatory approvals. On July 7, 2017, Alere's shareholders approved the Merger. Abbott cannot provide any assurance that the Merger will be consummated on the terms set forth in the Merger Agreement or at all. This Offer is being conducted solely by Abbott. As of the date hereof, Alere's board of directors has expressed no opinion regarding this Offer to Purchase, the terms of the Offer or whether the Offer is advisable or unadvisable. Alere is not participating in the Offer.

        The Offer is conditioned on there being validly tendered (and not properly withdrawn) at the Expiration Date that number of shares of Preferred Stock that equals at least a majority of the shares of Preferred Stock issued and outstanding at the Expiration Date (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, the consummation of the Merger in accordance with the terms of the Merger Agreement prior to, or concurrent with, the Expiration Date. The Offer is not subject to any financing condition. See Section 13—"Conditions of the Offer." In the event the Merger has not been consummated at or prior to the Expiration Date, the Purchaser expects to extend the Offer until such time as the Merger has been consummated.

        In the event that greater than two-thirds of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, Abbott will pay to retail brokers, for any tender of 500 or fewer shares of Preferred Stock that are purchased by Abbott, a fee of $1.00 per share of Preferred Stock (the "soliciting dealer fee"), if such broker is appropriately designated by their clients to receive such a fee. The Purchaser will pay all transfer taxes applicable to the purchase and transfer of any shares of Preferred Stock pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal. In order to be eligible to receive the soliciting dealer fee, a properly completed Soliciting Dealer Form on Annex A hereto must be returned to the Information Agent prior to the Expiration Date. Abbott shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a soliciting dealer fee (including, without limitation, the submission of the Soliciting Dealer Form and appropriate documentation without defects or irregularities and in respect of bona fide tenders).

        A summary of the principal terms of the Offer begins on page 2. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your shares of Preferred Stock in the Offer. Questions and requests for assistance may be directed to Barclays Capital Inc., the dealer-manager for the Offer (the "Dealer-Manager") or to D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. There will be no guaranteed delivery tender procedures in connection with the Offer. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Dealer-Manager for the Offer is

        Barclays

The date of this Offer to Purchase is July 17, 2017

 IMPORTANT

        Shareholders desiring to tender all or any portion of their shares of Preferred Stock must:

  1.
  For shares of Preferred Stock that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the shares of Preferred Stock to the Purchaser before the expiration of the Offer.

  2.
  For shares of Preferred Stock that are registered in the shareholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares of Preferred Stock");

  •
  if using the Letter of Transmittal, have the shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to American Stock Transfer & Trust Company, LLC (the "Depositary"), at its address on the back cover of this Offer to Purchase; and

  •
  transfer the shares of Preferred Stock through book-entry transfer into the account of the Depositary.

  3.
  For shares of Preferred Stock that are registered in the shareholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

  •
  have the shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for the shares of Preferred Stock and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

        In order for any holder of shares of Preferred Stock to participate in the Offer, such holder's shares of Preferred Stock, the Letter of Transmittal, the certificates for the shares of Preferred Stock (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer. The method of delivery of Preferred Stock, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, are at the election and risk of the tendering shareholder.

 TABLE OF CONTENTS

SUMMARY OF KEY DATES		1
SUMMARY TERM SHEET		2
INTRODUCTION		9
THE OFFER		11
1.	Terms of the Offer	11
2.	Acceptance for Payment and Payment for Shares of Preferred Stock	12
3.	Procedure for Tendering Shares of Preferred Stock	13
4.	Withdrawal Rights	16
5.	Material U.S. Federal Income Tax Consequences	17
6.	Price Range of the Shares of Preferred Stock	20
7.	Effect of the Offer on the Market for the Shares of Preferred Stock; NYSE Listing; Exchange Act Registration	20
8.	Certain Information Concerning Alere	21
9.	Certain Information Concerning the Purchaser	22
10.	Source and Amount of Funds	23
11.	Background of the Offer; Past Contacts, Negotiations and Transactions	23
12.	Purpose of the Offer; Plans for Alere; Other Matters	24
13.	Conditions of the Offer	26
14.	Fees and Expenses	26
15.	Legal Proceedings	27
16.	Miscellaneous	27
SCHEDULE I		28

 SUMMARY OF KEY DATES

Scheduled Launch of Offer:	July 17, 2017
Scheduled Expiration of Offer:	11:59 p.m., New York City time, on August 11, 2017, unless extended or earlier terminated (the "Expiration Date")
Scheduled Closing of Offer:	As soon as practicable following the Expiration Date (the "Tender Settlement Date")

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of Alere Inc. (the "Preferred Stock")
Price Offered Per Share:

$402.00 per share of Preferred Stock, plus accrued but unpaid dividends to, but not including, the Tender Settlement Date (as defined herein), net to you in cash, without interest thereon, subject to any withholding of taxes required by applicable law

Scheduled Expiration of Offer:	11:59 p.m., New York City time, on August 11, 2017, unless extended or earlier terminated
Scheduled Closing of Offer:	As soon as practicable following the Expiration Date (the "Tender Settlement Date")
The Purchaser:	Abbott Laboratories

        The following are some questions that you, as a holder of shares of Preferred Stock of Alere Inc. ("Alere"), may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Abbott Laboratories ("Abbott" or the "Purchaser"). Abbott and Alere are party to an Agreement and Plan of Merger, dated as of January 30, 2016, as amended April 13, 2017 (the "Merger Agreement"), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of Alere by Abbott at a price of $51.00 per share of common stock in cash (the "Merger"), with Alere surviving the Merger as a wholly-owned subsidiary of Abbott. The Merger is not conditioned upon, or otherwise subject to, the completion of the Offer.

What options are available to holders of shares of Preferred Stock in connection with the Merger and the Offer?

        Holders of shares of Preferred Stock may:

  1.
  tender their shares of Preferred Stock to Abbott pursuant to the terms of the Offer;

  2.
  convert their shares of Preferred Stock in connection with the Merger pursuant to the terms of the Certificate of Designations; or

  3.
  retain their shares of Preferred Stock and continue to hold such shares following the consummation of the Merger.

        Holders that convert their shares of Preferred Stock in connection with the Merger may not separately tender such shares of Preferred Stock in the Offer.

How much are you offering to pay for the shares of Preferred Stock and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $402.00 per share of Preferred Stock (the "Offer Price"), plus accrued but unpaid dividends to, but not including, the Tender Settlement Date, net to you in cash, without interest, subject to any withholding of taxes required by applicable law. The Offer Price is equal to the liquidation preference per share of Preferred Stock established pursuant to the Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock (the "Certificate of Designations"), equal to $400.00 per share of Preferred Stock (the "Liquidation Preference"), plus a premium of $2.00 per share of Preferred Stock. In addition, we will pay accrued but unpaid dividends up to, but excluding, the Tender Settlement Date.

        Set forth below is a summary of the per-share consideration expected to be paid to a holder tendering shares of Preferred Stock in the Offer and the consideration such holder would otherwise be eligible to receive if the holder (1) converts its shares of Preferred Stock pursuant to the Fundamental Change or Make-Whole Fundamental Change provisions of the Certificate of Designations during the time periods specified in the Certificate of Designations; or (2) continues to hold its shares of Preferred Stock through the consummation of the Merger and indefinitely thereafter:

  1.
  Holders That Tender in the Offer: $402.00 per share plus accrued but unpaid dividends

  2.
  Holders That Convert in Connection with the Merger: maximum of $400.00 per share plus accrued but unpaid dividends

  3.
  Holders That Continue to Hold Shares of Preferred Stock: $294.29 per share plus accrued but unpaid dividends (only in limited circumstances and absent a subsequent Fundamental Change, as specified in the Certificate of Designations)

        For more information see "—What is the relationship between the Merger and the Offer?" below.

        If you are the record owner of your shares of Preferred Stock and you tender your shares of Preferred Stock to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares of Preferred Stock through a broker or other nominee and your broker or other nominee tenders your shares of Preferred Stock on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares of Preferred Stock."

What happens if the Offer is terminated or withdrawn?

        In the event the Purchaser elects to terminate or withdraw the Offer, any shares of Preferred Stock tendered at such time will be promptly returned to holders, and no Offer Price, accrued but unpaid dividends or interest will be paid in respect of such shares.

        In the event of any termination or withdrawal of the Offer, holders may, pursuant to the terms of the Certificate of Designations, for 60 days following the Fundamental Change Notice Date (as defined herein), surrender their shares of Preferred Stock in connection with the Merger in exchange for an amount equal to the Liquidation Preference. For more information, see "—What is the relationship between the Merger and the Offer?" below.

What is the relationship between the Merger and the Offer?

        Pursuant to the terms of the Merger Agreement, Abbott has agreed to acquire Alere in the Merger by purchasing all of the issued and outstanding shares of Alere's common stock, par value $0.001 per share (the "Common Stock"), for a purchase price of $51.00 per share in cash. The Merger is not conditioned upon, or otherwise subject to, the completion of the Offer. The Offer, however, is conditioned upon the consummation of the Merger on the terms set forth in the Merger Agreement.

        Subject to the conversion rights of holders of the Preferred Stock described in the following paragraphs, pursuant to the terms of the Merger Agreement, each share of Preferred Stock issued and outstanding immediately prior to the closing of the Merger will remain issued and outstanding immediately following the closing of the Merger as Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the surviving corporation. The designations, preferences, rights, privileges and powers of, and the restrictions provided for the benefit of, the Preferred Stock will not be altered as a result of the Merger Agreement. However, following the completion of the Merger, each share of Preferred Stock will cease to be convertible into Common Stock as a result of the Merger pursuant to the Fundamental Change and related provisions of the Certificate of Designations described below, and, following the date 60 calendar days following the Fundamental Change Notice Date, will only be convertible in limited circumstances and, absent a subsequent Fundamental Change, only into cash at $51.00 per share of Common Stock and at the conversion rate described in the Certificate of Designations, which is, and is expected to be, 5.7703, which is an amount equal to approximately $294.29 per share of Preferred Stock.

        The Merger, when and if consummated, will constitute both a "Fundamental Change" and a "Make-Whole Fundamental Change," pursuant to Section 9 of the Certificate of Designations. Upon a Fundamental Change (as defined in the Certificate of Designations), holders are eligible to convert their outstanding shares of Preferred Stock into Common Stock at a conversion rate equal to the lesser of (x) the Liquidation Preference, divided by the Market Value as of the Effective Date (each as defined in the Certificate of Designations) and (y) 11.5406, during the period not less than 30 days nor more than 60 days after the Fundamental Change Notice Date. Upon a Make-Whole Fundamental Change (as defined in the Certificate of Designations), Alere is required, subject to the other terms of the Certificate of Designations, to increase the conversion rate by an amount equal to: (A) the excess, if any, of (x) the average trading price per share of Preferred Stock for the five consecutive trading days immediately preceding the public announcement of the Make-Whole Fundamental Change, over (y) the product of (1) the Market Value per share of Common Stock for the five consecutive trading days immediately preceding the public announcement of the Make-Whole Fundamental Change, and (2) then-prevailing Series B Conversion Rate (as defined in the Certificate of Designations), divided by (B) the Applicable Price (as defined in the Certificate of Designations). However, pursuant to Section 9(d)(iv) of the Certificate of Designations, in no event may the Series B Conversion Rate applicable in the event of a Make-Whole Fundamental Change be increased pursuant to the Make-Whole Fundamental Change provisions of the Certificate of Designations to the extent such increase would cause the Series B Conversion Rate to exceed 7.5014.

        Pursuant to the terms of the Certificate of Designations, in connection with the Merger, irrespective of whether a holder of Preferred Stock converts its holdings pursuant to the Fundamental Change or Make-Whole Fundamental Change provisions of the Certificate of Designations, each share of Preferred Stock will be convertible into 7.8431 shares of Common Stock during the time periods specified in the Certificate of Designations, ending on the date 60 days following notice to the holders of Preferred Stock that a Fundamental Change has occurred (the "Fundamental Change Notice Date"), assuming that the Market Value (as defined in Section 13 of the Certificate of Designations) as of the closing of the Merger is equal to $51.00 per share of Common Stock, which, at $51.00 per share of Common Stock, equals the Liquidation Preference applicable to the Preferred Stock of $400.00 per share of Preferred Stock.

        In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Fundamental Change or a Make-Whole Fundamental Change, Alere may make a cash payment to converting holders of Preferred Stock equal to (with respect to each applicable share of Preferred Stock) the Liquidation Preference, plus accrued but unpaid dividends. In addition, upon the completion of the Merger, each share of Preferred Stock will cease to be convertible into Common Stock as a result of the Merger, and will only be convertible into cash. Because the maximum amount of cash into which shares of Preferred Stock will be convertible upon consummation of the Merger is expected to be $400.00 per share of Preferred Stock (plus accrued but unpaid dividends), and is expected to be substantially lower following the date 60 days following the Fundamental Change Notice Date, if you fail to tender your shares of Preferred Stock in the Offer prior to the Expiration Date and the Merger is consummated, the maximum consideration that you would be entitled to receive under the Certificate of Designations as in effect on the date hereof upon conversion of your shares is expected to be less than the Offer Price.

        We encourage you to carefully review the Certificate of Designations for more information with respect to the terms governing the conversion mechanics applicable to the Preferred Stock in connection with the Merger and thereafter. In the event of any discrepancy between this Offer to Purchase and the Certificate of Designations, the provisions of the Certificate of Designations shall control.

Why is Abbott offering to purchase the shares of Preferred Stock?

        In order to eliminate all shares of Preferred Stock issued by Alere, as well as any reporting requirements in respect of Alere associated with the shares of Preferred Stock, Abbott is pursuing the Offer in order to ensure that all shares of Preferred Stock are purchased, redeemed or cancelled in connection with the Merger.

        In the event that greater than two-thirds (but less than all) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

        In the event that a majority (but less than two-thirds) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date and the consummation of the Merger, Abbott intends to consent to an issuance of additional shares of Preferred Stock such that following the issuance, and purchase by Abbott, of such shares, Abbott would hold greater than two-thirds of the outstanding shares of Preferred Stock. Thereafter, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

What does the board of directors of Alere think of the Offer?

        This Offer is being conducted solely by Abbott. As of the date hereof, Alere's board of directors has expressed no opinion regarding this Offer to Purchase, the terms of the Offer or whether the Offer is advisable or unadvisable. Alere is not participating in the Offer.

What is the market value of my shares of Preferred Stock as of a recent date?

        On July 14, 2017, the last full trading day before commencement of the Offer, the closing price of the shares of Preferred Stock as reported on the NYSE was $394.04 per share of Preferred Stock. We advise you to obtain a recent quotation for the Preferred Stock in deciding whether to tender your shares of Preferred Stock. See Section 6—"Price Range of the Shares of Preferred Stock."

Will I have to pay any fees or commissions?

        If you are the record owner of your shares of Preferred Stock and you tender your shares of Preferred Stock pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares of Preferred Stock through a broker or other nominee, your broker or nominee may charge you a fee for tendering shares of Preferred Stock on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Abbott intends to fund amounts required in connection with the Offer and the Merger from available cash on hand. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe that our financial condition is relevant to your decision to tender shares of Preferred Stock in the Offer because the Offer is being made for all outstanding shares of Preferred Stock, the form of payment consists solely of cash, and the Offer is not subject to any financing condition. We currently have sufficient funds to pay for all shares of Preferred Stock tendered and accepted for payment in the Offer and to consummate the Merger. See Section 10—"Source and Amount of Funds."

What is the "Minimum Condition" to the Offer?

        We are not obligated to purchase any shares of Preferred Stock in the Offer unless there has been validly tendered (and not properly withdrawn) at the Expiration Date that number of shares of Preferred Stock that equals at least a majority of the shares of Preferred Stock issued and outstanding at the Expiration Date (the "Minimum Condition").

What are the most significant conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to purchase shares of Preferred Stock that are validly tendered in the Offer if:

  •
  the consummation of the Offer or the Merger is restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent in nature) of any governmental entity, or there is in effect any law enacted or promulgated by any governmental entity that prevents or makes illegal the completion of the Offer or the Merger; or

  •
  the Merger has not been consummated in accordance with the terms of the Merger Agreement prior to, or concurrent with, the purchase of the shares of Preferred Stock by Abbott.

        See Section 13—"Conditions of the Offer."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the expiration of the Offer, you will have until 11:59 p.m., New York City time, on August 11, 2017, to tender your shares of Preferred Stock in the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares of Preferred Stock."

Can the Offer be extended and under what circumstances?

        If, upon the expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived, we may elect to extend the Offer for any length of time and in our sole discretion, but are under no obligation to do so. In the event the Merger has not been consummated at or prior to the Expiration Date, the Purchaser expects to extend the Offer until such time as the Merger has been consummated.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the "Depositary"), and notify you by making a public announcement of the extension before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

Will you provide a subsequent offering period?

        No. We will not provide a subsequent offering period following the acceptance of shares of Preferred Stock for payment in the Offer.

How do I tender my shares of Preferred Stock in the Offer?

        To tender your shares of Preferred Stock held as physical certificates, you must deliver the certificates representing your shares of Preferred Stock, together with the Letter of Transmittal (or a manually signed facsimile), properly completed, to the Depositary before the Offer expires.

        If your shares of Preferred Stock are held in the name of a broker, dealer, commercial bank, trust company or other nominee, your shares of Preferred Stock can be tendered by your nominee through the Depositary. See Section 3—"Procedure for Tendering Shares of Preferred Stock."

If I accept the Offer, how will I get paid?

        If the conditions to the Offer are satisfied and we accept your validly tendered shares of Preferred Stock for payment, payment will be made by deposit of the aggregate purchase price for the shares of Preferred Stock accepted in the Offer with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Abbott and transmitting payments, subject to any tax withholding required by applicable law, to tendering shareholders whose shares of Preferred Stock have been accepted for payment. See Section 2—"Acceptance for Payment and Payment for Shares of Preferred Stock" and Section 3—"Procedure for Tendering Shares of Preferred Stock."

How do I withdraw previously tendered shares of Preferred Stock?

        To withdraw your shares of Preferred Stock, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares of Preferred Stock. See Section 4—"Withdrawal Rights."

Until what time may I withdraw shares of Preferred Stock that I have tendered?

        If you tender your shares of Preferred Stock, you may withdraw them at any time until the Offer has expired. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my shares of Preferred Stock?

        If you do not tender your shares of Preferred Stock in the Offer and the Merger takes place, you may (i) elect to convert your shares of Preferred Stock pursuant to the Certificate of Designations or (ii) continue to hold your shares of Preferred Stock following completion of the Merger.

        In the event that greater than two-thirds (but less than all) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

        In the event that a majority (but less than two-thirds) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date and the consummation of the Merger, Abbott intends to consent to an issuance of additional shares of Preferred Stock such that following the issuance, and purchase by Abbott, of such shares, Abbott would hold greater than two-thirds of the outstanding shares of Preferred Stock. Thereafter, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

        For more information, see "—What is the relationship between the Merger and the Offer?" and "—Why is Abbott offering to purchase the shares of Preferred Stock?" above and Section 7—"Effect of the Offer on the Market for the Shares of Preferred Stock; NYSE Listing; Exchange Act Registration."

Who can I talk to if I have questions about the Offer?

        You may call D.F. King & Co., Inc., the Information Agent for the Offer, Toll-Free at (212) 269-5550 or (877) 283-0316. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent.

To the Holders of Alere's Series B Convertible Perpetual Preferred Stock:

 INTRODUCTION

        Abbott Laboratories, an Illinois corporation ("Abbott" or the "Purchaser"), is offering to purchase all of the outstanding shares of Series B Convertible Perpetual Preferred Stock, par value 0.001 per share (the "Preferred Stock"), of Alere Inc., a Delaware corporation ("Alere"), at a price of $402.00 per share of Preferred Stock (the "Offer Price"), plus accrued but unpaid dividends to, but not including, the settlement date of the Offer (as defined herein) (the "Tender Settlement Date"), net to the seller thereof in cash, without interest thereon and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" which, together with the Offer to Purchase, constitute the "Offer"). As of July 14, 2017, there were 1,774,407 shares of Preferred Stock outstanding.

        Abbott and Alere are party to an Agreement and Plan of Merger, dated as of January 30, 2016, as amended April 13, 2017 (the "Merger Agreement"), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of Alere by Abbott at a price of $51.00 per share of common stock in cash (the "Merger"), with Alere surviving the Merger as a wholly-owned subsidiary of Abbott. The Merger is not conditioned upon, or otherwise subject to, the completion of the Offer. The Offer, however, is conditioned upon the consummation of the Merger on the terms set forth in the Merger Agreement.

        In connection with the Merger, holders are eligible to convert their shares of Preferred Stock, which shares of Preferred Stock are convertible prior to the completion of the Merger into shares of Alere's common stock and, following the completion of the Merger, into cash, as described in more detail herein and subject to the terms and conditions of the Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock. See Section 12—"Purpose of the Offer; Plans for Alere; Other Matters" for more information.

        You may receive a notice from Alere providing information with respect to conversion rights that are available to you in connection with the Merger and specifying the manner in which you may convert your shares of Preferred Stock. The conversion procedures described in that notice represent an alternate option available to holders of shares of Preferred Stock independent from, and unrelated to, the Offer. Holders that convert their shares of Preferred Stock in connection with the Merger may not separately tender such shares of Preferred Stock in the Offer.

        The Offer Price that will be paid to holders that tender shares of Preferred Stock pursuant to the Offer includes a premium of $2.00 per share in excess of the maximum price per share holders of Preferred Stock are eligible to receive if they elect to convert their shares of Preferred Stock in connection with the Merger and receive the liquidation preference per share of Preferred Stock in connection therewith. Holders participating in the Offer may not convert their shares of Preferred Stock in the manner specified in the above-referenced notice and still receive the Offer Price.

        The board of directors of Alere approved the Merger Agreement and declared the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be advisable and in the best interests of Alere and its stockholders. The completion of the Merger is subject to certain conditions precedent, including certain regulatory approvals. On July 7, 2017, Alere's shareholders approved the Merger. Abbott cannot provide any assurance that the Merger will be consummated on the terms set forth in the Merger Agreement or at all. This Offer is being conducted solely by Abbott. As of the date hereof, Alere's board of directors has expressed no opinion regarding this Offer to Purchase, the terms of the Offer or whether the Offer is advisable or unadvisable. Alere is not participating in the Offer.

        The Offer is conditioned on there being validly tendered (and not properly withdrawn) at the Expiration Date that number of shares of Preferred Stock that equals at least a majority of the shares of Preferred Stock issued and outstanding at the Expiration Date (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, the consummation of the Merger in accordance with the terms of the Merger Agreement prior to, or concurrent with, the Expiration Date. The Offer is not subject to any financing condition. See Section 13—"Conditions of the Offer." In the event the Merger has not been consummated at or prior to the Expiration Date, the Purchaser expects to extend the Offer until such time as the Merger has been consummated.

        In the event that greater than two-thirds of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, Abbott will pay to retail brokers, for any tender of 500 or fewer shares of Preferred Stock that are purchased by Abbott, a fee of $1.00 per share of Preferred Stock (the "soliciting dealer fee"), if such broker is appropriately designated by their clients to receive such a fee. The Purchaser will pay all transfer taxes applicable to the purchase and transfer of any shares of Preferred Stock pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal. In order to be eligible to receive the soliciting dealer fee, a properly completed Soliciting Dealer Form on Annex A hereto must be returned to the Information Agent prior to the Expiration Date. Abbott shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a soliciting dealer fee (including, without limitation, the submission of the Soliciting Dealer Form and appropriate documentation without defects or irregularities and in respect of bona fide tenders).

        A summary of the principal terms of the Offer begins on page 2. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your shares of Preferred Stock in the Offer. Questions and requests for assistance may be directed to Barclays Capital Inc., the dealer-manager for the Offer (the "Dealer-Manager") or to D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. There will be no guaranteed delivery tender procedures in connection with the Offer. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

        The material U.S. federal income tax consequences of the disposition of shares of Preferred Stock pursuant to the Offer and the Merger are described in Section 5—"Material U.S. Federal Income Tax Consequences."

        Tendering shareholders whose shares of Preferred Stock are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the disposition of shares of Preferred Stock in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer (the "Depositary"), and by the Information Agent. See Section 14—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay the Offer Price, subject to any withholding of taxes required by applicable law, for shares of Preferred Stock validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means 11:59 p.m., New York City time, on August 11, 2017, unless the Purchaser extends the period of time that the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

        The Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing the extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for shares of Preferred Stock tendered to the Purchaser and not properly withdrawn in the Offer.

        The Offer is conditioned on there being validly tendered (and not properly withdrawn) at the Expiration Date that number of shares of Preferred Stock that equals at least a majority of the shares of Preferred Stock issued and outstanding at the Expiration Date (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, the consummation of the Merger in accordance with the terms of the Merger Agreement prior to, or concurrent with, the purchase of the shares of Preferred Stock by the Purchaser. The Offer is not subject to any financing condition. See Section 13—"Conditions of the Offer." In the event the Merger has not been consummated at or prior to the Expiration Date, the Purchaser expects to extend the Offer until such time as the Merger has been consummated.

        The Purchaser may, at any time and from time to time before the Expiration Date, make any changes to the terms and conditions of the Offer or waive any condition to the Offer (if permissible by applicable law).

        If by the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, the Purchaser may, subject to the applicable rules, regulations, interpretations or positions of the SEC or its staff:

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  terminate the Offer, not accept for payment or pay for any shares of Preferred Stock and promptly return all tendered shares of Preferred Stock to tendering shareholders;

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  waive, to the extent permitted by applicable law, any of the unsatisfied conditions of the Offer and, subject to complying with the rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer, accept for payment and pay for all shares of Preferred Stock validly tendered and not properly withdrawn before the Expiration Date;

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  extend the Offer and, subject to the right of shareholders to withdraw shares of Preferred Stock until the Expiration Date, retain the shares of Preferred Stock that have been tendered during the period or periods for which the Offer is open or extended; or

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  amend certain provisions or make certain modifications to the Offer.

        If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for shares of Preferred Stock or is unable to pay for shares of Preferred Stock in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer and subject to applicable law and the rules, regulations, interpretations and positions of the SEC or its staff, the Depositary may retain tendered shares of Preferred Stock on behalf of the Purchaser, and such shares of Preferred Stock may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of the Purchaser to delay payment for shares of Preferred Stock that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to holders of shares of Alere's Preferred Stock). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view is that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders. A change in price or a change in percentage of securities sought generally requires that an offer remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of the change. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

2.     Acceptance for Payment and Payment for Shares of Preferred Stock

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) as described in Section 1—"Terms of the Offer," the Purchaser will accept for payment and promptly pay for all shares of Preferred Stock validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of the Purchaser's right to extend or amend the Offer, or terminate the Offer and not accept for payment or pay for shares of Preferred Stock, or to delay acceptance for payment or payment for shares of Preferred Stock, see Section 1—"Terms of the Offer."

        In all cases, payment for shares of Preferred Stock accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

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  the certificates for the shares of Preferred Stock, together with a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees;

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  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares of Preferred Stock," a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares of Preferred Stock"; and

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  any other documents required by the Letter of Transmittal.

        The Offer Price paid to any shareholder for the shares of Preferred Stock tendered in the Offer will be the highest consideration per share of Preferred Stock paid to any other shareholder for such shares of Preferred Stock tendered in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Preferred Stock validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of shares of Preferred Stock in the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares of Preferred Stock accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Preferred Stock pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the shares of Preferred Stock, regardless of any extension of the Offer or any delay in making payment; provided that the Purchaser will pay accrued but unpaid dividends to, but not including, the Tender Settlement Date.

        If any tendered shares of Preferred Stock are not accepted for payment for any reason, certificates representing unpurchased shares of Preferred Stock will be returned, without expense, to the tendering shareholder (or, in the case of shares of Preferred Stock delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, according to the procedures set forth in Section 3—"Procedure for Tendering Shares of Preferred Stock," the Depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the shares of Preferred Stock and the shares of Preferred Stock will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        If the Purchaser is delayed in its acceptance for payment or payment for shares of Preferred Stock or is unable to accept for payment or pay for shares of Preferred Stock in the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Preferred Stock, and the shares of Preferred Stock may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 4—"Withdrawal Rights."

        The Purchaser reserves the right to transfer or assign its rights and obligations in connection with the Offer to one or more direct or indirect subsidiaries, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for shares of Preferred Stock validly tendered and accepted for payment in the Offer.

3.     Procedure for Tendering Shares of Preferred Stock

        Valid Tender of Shares of Preferred Stock.    A shareholder must follow one of the following procedures to validly tender shares of Preferred Stock in the Offer:

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  for shares of Preferred Stock held as physical certificates, the certificates for tendered shares of Preferred Stock, a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date; or

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  for shares of Preferred Stock held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such shares of Preferred Stock must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer of Shares of Preferred Stock Held Through the Book-Entry Transfer Facility" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case on or before the Expiration Date.

        Book-Entry Transfer of Shares of Preferred Stock Held Through the Book-Entry Transfer Facility.    The Depositary has agreed to establish an account or accounts with respect to the shares of Preferred Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of shares of Preferred Stock by causing the Book-Entry Transfer Facility to transfer the shares of Preferred Stock into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of shares of Preferred Stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date for a valid tender of shares of Preferred Stock by book-entry transfer. The confirmation of a book-entry transfer of shares of Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The method of delivery of shares of Preferred Stock, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares of Preferred Stock will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Preferred Stock that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees for Shares of Preferred Stock.    No signature guarantee is required on the Letter of Transmittal, if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the shares of Preferred Stock) of shares of Preferred Stock tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  shares of Preferred Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing a share of Preferred Stock is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Appointment as Proxy.    By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint the designees of the Purchaser as such shareholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares of Preferred Stock tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such shares of Preferred Stock on or after the date of this Offer to Purchase). All such proxies will be irrevocable and considered coupled with an interest in the tendered shares of Preferred Stock. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment shares of Preferred Stock tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares of Preferred Stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Preferred Stock and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the holders of Alere's Preferred Stock, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for shares of Preferred Stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Preferred Stock, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares of Preferred Stock and other related securities or rights, including voting at any meeting of shareholders and any action by written consent in lieu of such meeting. The Offer does not constitute a solicitation of proxies or consent for any meeting of the holders of Alere's Preferred Stock or any action by written consent in lieu of any such meeting.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Preferred Stock, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof) or other required documents and as to the proper form for transfer of any certificate of shares of Preferred Stock, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined by it not to be in proper or complete form or to waive any irregularities or conditions. No tender of shares of Preferred Stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Dealer-Manager, the Depositary, the Information Agent, Alere or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional shares of Preferred Stock will be purchased.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments for shares of Preferred Stock made in the Offer, each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    The Purchaser's acceptance for payment of shares of Preferred Stock validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.     Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of shares of Preferred Stock are irrevocable.

        Shares of Preferred Stock tendered in the Offer may be withdrawn according to the procedures set forth below at any time on or before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the shares of Preferred Stock may be withdrawn at any time after September 15, 2017, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the shares of Preferred Stock tendered in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the shares of Preferred Stock to be withdrawn, the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of the shares of Preferred Stock to be withdrawn, if different from the name of the person who tendered the shares of Preferred Stock. If certificates representing shares of Preferred Stock have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such shares of Preferred Stock, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Preferred Stock have been tendered according to the procedures for book-entry transfer of shares of Preferred Stock held through the Book-Entry Transfer Facility as set forth in Section 3—"Procedure for Tendering Shares of Preferred Stock," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Preferred Stock and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered shares of Preferred Stock may not be rescinded, and any shares of Preferred Stock properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn shares of Preferred Stock may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares of Preferred Stock" at any time on or before the Expiration Date.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Dealer-Manager, the Depositary, the Information Agent, Alere or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.     Material U.S. Federal Income Tax Consequences

        The following section discusses the material U.S. federal income tax consequences of the disposition in the Offer of shares of Preferred Stock. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of shares of Preferred Stock. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Offer.

        This discussion is limited to beneficial owners who hold shares of Preferred Stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a person's particular circumstances, including those arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. In addition, it does not address the U.S. federal income tax consequences to persons subject to special rules, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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  persons holding shares of Preferred Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  real estate investment trusts and regulated investment companies;

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  brokers or dealers in securities or traders in securities that elect to apply a mark-to-market method of accounting for U.S. federal income tax purposes;

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  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

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  "S corporations," partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell shares of Preferred Stock under the constructive sale provisions of the Code; and

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  tax-qualified retirement plans.

        If an entity treated as a partnership for U.S. federal income tax purposes holds shares of Preferred Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of Preferred Stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer.

        HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

        Definition of a U.S. Holder.    For purposes of this discussion, a "U.S. holder" is any beneficial owner of shares of Preferred Stock that for U.S. federal income tax purposes is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a "United States person" for U.S. federal income tax purposes.

        Disposition of Shares of Preferred Stock in the Offer.    A U.S. holder will recognize gain or loss on the disposition of its shares of Preferred Stock in the Offer. Gain or loss must be calculated separately for each block of shares of Preferred Stock (that is, shares of Preferred Stock acquired at the same cost in a single transaction) exchanged for cash in the Offer. The amount of gain or loss realized with respect to each block of shares of Preferred Stock generally will equal the difference between the amount of cash received for the shares of Preferred Stock and the U.S. holder's adjusted tax basis in the shares of Preferred Stock. A U.S. holder's adjusted tax basis in a share of Preferred Stock generally will be equal to the amount the U.S. holder paid for the Share. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the share of Preferred Stock for more than one year on the disposition date. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    A U.S. holder may be subject to information reporting and backup withholding in connection with the disposition of shares of Preferred Stock in the Offer. Certain U.S. holders are exempt from backup withholding, including corporations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number ("TIN"), which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding will also apply if the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund from the IRS or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

        Definition of a Non-U.S. Holder.    For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of shares of Preferred Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

        Disposition of Shares of Preferred Stock in the Offer.    A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on the disposition of shares of Preferred Stock in the Offer unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  the shares of Preferred Stock constitute U.S. real property interests ("USRPIs") by reason of Alere's status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or a lower applicable treaty rate) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable treaty rate), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe Alere is not currently a USRPHC. Because the determination of whether Alere is a USRPHC depends on the fair market value of Alere's USRPIs relative to the fair market value of Alere's non-U.S. real property interests and other business assets, there can be no assurance Alere is not currently a USRPHC. Even if Alere is a USRPHC, gain realized on the disposition of shares of Preferred Stock in the Offer by a non-U.S. holder of shares of Preferred Stock will not be subject to U.S. federal income tax if the shares of Preferred Stock are

"regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding shares of Preferred Stock throughout the shorter of the five-year period ending on the Tender Settlement Date or the non-U.S. holder's holding period. Non-U.S. holders owning (actually or constructively) more than 5% of the shares of Preferred Stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer.

        Non-U.S. holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

6.     Price Range of the Shares of Preferred Stock

        The Preferred Stock is listed and traded on the NYSE under the symbol "ALR.PRB." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Preferred Stock on the NYSE, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2015
First Quarter	$340.25	$303.00
Second Quarter	$357.12	$326.57
Third Quarter	$361.00	$320.00
Fourth Quarter	$335.00	$275.00
Fiscal Year Ended December 31, 2016
First Quarter	$401.60	$257.53
Second Quarter	$377.96	$314.67
Third Quarter	$353.00	$279.87
Fourth Quarter	$354.68	$292.00
Fiscal Year Ending December 31, 2017
First Quarter	$342.75	$315.00
Second Quarter	$395.95	$326.10
Third Quarter (through July 14, 2017)	$395.02	$375.32

        On July 14, 2017, the last full trading day before the commencement of the Offer, the closing price reported on the NYSE was $394.04 per share of Preferred Stock. Shareholders are urged to obtain a current market quotation for the shares of Preferred Stock.

7.     Effect of the Offer on the Market for the Shares of Preferred Stock; NYSE Listing; Exchange Act Registration

        Market for the Shares of Preferred Stock.    In the event that greater than two-thirds (but less than all) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest. Following the closing of the Merger and prior to Abbott taking such actions, the market for any outstanding shares of Preferred Stock held by parties other than Abbott will likely be limited and illiquid. After Abbott takes such actions, all shares of Preferred Stock will cease to exist and there will be no market for the shares.

        In the event that a majority (but less than two-thirds) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date and the consummation of the Merger, Abbott intends to consent to an issuance of additional shares of Preferred Stock such that following the issuance, and purchase by Abbott, of such shares, Abbott would hold greater than two-thirds of the outstanding shares of Preferred Stock. Thereafter, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest. Following the closing of the Merger and prior to Abbott taking such actions, the market for any outstanding shares of Preferred Stock held by parties other than Abbott will likely be limited and illiquid. After Abbott takes such actions, all shares of Preferred Stock will cease to exist and there will be no market for the shares.

        NYSE Listing.    The shares of Preferred Stock are currently listed on the NYSE. Immediately following the completion of the Offer and consummation of the Merger, we expect that Alere will delist the shares from the NYSE.

        Exchange Act Registration.    The shares of Preferred Stock are currently registered under the Exchange Act. The purchase of the shares of Preferred Stock in the Offer may result in the shares of Preferred Stock becoming eligible for deregistration under the Exchange Act. Registration of the shares of Preferred Stock may be terminated if the shares of Preferred Stock are not listed on a national securities exchange and there are fewer than 300 record holders of the shares of Preferred Stock. Termination of registration of the shares of Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by Alere to its shareholders and would make certain provisions of the Exchange Act no longer applicable to Alere, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement to furnish an annual report to shareholders. Furthermore, the ability of "affiliates" of Alere and persons holding "restricted securities" of Alere to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Alere will apply for termination of registration of the shares of Preferred Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

8.     Certain Information Concerning Alere

        Alere.    Alere is a Delaware corporation. According to its Annual Report on Form 10-K for the year ended December 31, 2016, Alere is a global provider of rapid diagnostic tests for infectious disease, cardiometabolic disease and toxicology. Alere's legal name as specified in its certificate of incorporation is Alere Inc. Alere's principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453. The telephone number of Alere at that office is (781) 647-3900.

        Available Information.    Alere is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Alere's directors and officers, their remuneration, options and restricted shares granted to them, the principal holders of Alere's securities and material interests of such persons in transactions with Alere is required to be disclosed in proxy statements distributed to Alere's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Alere that has been filed with the SEC via the EDGAR system.

9.     Certain Information Concerning the Purchaser

        The Purchaser.    Abbott is an Illinois corporation. Abbott's principal business is the discovery, development, manufacture, and sale of a broad and diversified line of health care products. Abbott has four reportable segments: Established Pharmaceutical Products, which includes international sales of a broad line of branded generic pharmaceutical products; Nutritional Products, which includes worldwide sales of a broad line of adult and pediatric nutritional products; Diagnostic Products, which includes worldwide sales of diagnostic systems and tests for blood banks, hospitals, commercial laboratories and alternate-care testing sites; and Cardiovascular and Neuromodulation Products, which includes worldwide sales of rhythm management, electrophysiology, heart failure, vascular, structural heart and neuromodulation products. Abbott's legal name as specified in its certificate of incorporation is Abbott Laboratories. Abbott's principal executive offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064. The telephone number of Abbott at that office is (224) 667-6100.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        None of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any shares of Preferred Stock and none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any shares of Preferred Stock during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Alere (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase and as otherwise disclosed in connection with the Merger, none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Alere or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase and as otherwise disclosed in connection with the Merger or as contemplated by the Merger Agreement, there have been no material contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Alere or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information relating to the Purchaser that has been filed with the SEC via the EDGAR system.

10.   Source and Amount of Funds

        Completion of the Offer is not conditioned upon the Purchaser obtaining financing. The Purchaser estimates that the total funds required to complete the Offer will be approximately $715 million, plus any related transaction fees and expenses, assuming all outstanding shares of Preferred Stock are tendered in the Offer. The Purchaser intends to fund amounts required in connection with the Offer from its available cash on hand.

        Because the only consideration to be paid in the Offer is cash, the Offer is to purchase all issued and outstanding shares of Preferred Stock and there is no financing condition to the completion of the Offer, we do not believe the financial condition of the Purchaser is material to a decision by a holder of shares of Preferred Stock whether to sell, hold or tender shares of Preferred Stock in the Offer.

11.   Background of the Offer; Past Contacts, Negotiations and Transactions

        The following is a description of material contacts between the Purchaser and its affiliates and Alere, and their respective representatives and advisors, which resulted in the execution of the Merger Agreement and commencement of the Offer.

Background of the Offer

        In December 2015 and January 2016, representatives of Abbott and Alere, including Mr. Namal Nawana, the Chief Executive Officer and President of Alere, and Mr. Miles White, the Chairman and Chief Executive Officer of Abbott, together with their legal and financial advisors, held discussions regarding a potential acquisition of Alere by Abbott. These discussions culminated on January 30, 2016 with Alere and Abbott executing the merger agreement (which hereinafter is referred to as the original merger agreement), pursuant to which Abbott agreed to acquire Alere in an all-cash transaction at a price of $56.00 per share of Alere's common stock.

        Following certain previously disclosed disputes between Abbott and Alere, including complaints filed in the Delaware Chancery Court and a mediation process facilitated by former Chancellor William B. Chandler III prior to a trial of the claims raised in those complaints, on April 13, 2017, Alere and Abbott executed the merger agreement amendment, amending the original merger agreement on mutually agreeable terms, pursuant to which Abbott would pay $51.00 in cash for each share of Alere's common stock, rather than $56.00 per share.

        On July 7, 2017, Alere's shareholders approved the Merger.

        Following discussion between Abbott and Alere, and their respective legal advisors, regarding treatment of Alere's Preferred Stock, on July 13, 2017, Abbott shared drafts of documentation related to a potential tender offer for the Preferred Stock, including this Offer to Purchase, with Alere and informed Alere of Abbott's intention to launch a tender offer for the Preferred Stock conditioned upon the closing of the Merger.

        On July 17, 2017, the Purchaser commenced the Offer.

12.   Purpose of the Offer; Plans for Alere; Other Matters

        Purpose of the Offer.    The purpose of the Offer is to enable the Purchaser to acquire all of the issued and outstanding shares of Preferred Stock or otherwise cause all such shares of Preferred Stock to be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

        The Merger, when and if consummated, will constitute both a "Fundamental Change" and a "Make-Whole Fundamental Change," pursuant to Section 9 of the Certificate of Designations. Upon a Fundamental Change (as defined in the Certificate of Designations), holders are eligible to convert their outstanding shares of Preferred Stock into Common Stock at a conversion rate equal to the lesser of (x) the Liquidation Preference, divided by the Market Value as of the Effective Date (each as defined in the Certificate of Designations) and (y) 11.5406, during the period not less than 30 days nor more than 60 days after the Fundamental Change Notice Date. Upon a Make-Whole Fundamental Change (as defined in the Certificate of Designations), Alere is required, subject to the other terms of the Certificate of Designations, to increase the conversion rate by an amount equal to: (A) the excess, if any, of (x) the average trading price per share of Preferred Stock for the five consecutive trading days immediately preceding the public announcement of the Make-Whole Fundamental Change, over (y) the product of (1) the Market Value per share of Common Stock for the five consecutive trading days immediately preceding the public announcement of the Make-Whole Fundamental Change, and (2) then-prevailing Series B Conversion Rate (as defined in the Certificate of Designations), divided by (B) the Applicable Price (as defined in the Certificate of Designations). However, pursuant to Section 9(d)(iv) of the Certificate of Designations, in no event may the Series B Conversion Rate applicable in the event of a Make-Whole Fundamental Change be increased pursuant to the Make-Whole Fundamental Change provisions of the Certificate of Designations to the extent such increase would cause the Series B Conversion Rate to exceed 7.5014.

        Pursuant to the terms of the Certificate of Designations, in connection with the Merger, irrespective of whether a holder of Preferred Stock converts its holdings pursuant to the Fundamental Change or Make-Whole Fundamental Change provisions of the Certificate of Designations, each share of Preferred Stock will be convertible into 7.8431 shares of Common Stock during the time periods specified in the Certificate of Designations, ending on the date 60 days following notice to the holders of Preferred Stock that a Fundamental Change has occurred (the "Fundamental Change Notice Date"), assuming that the Market Value (as defined in Section 13 of the Certificate of Designations) as of the closing of the Merger is equal to $51.00 per share of Common Stock, which, at $51.00 per share of Common Stock, equals the Liquidation Preference applicable to the Preferred Stock of $400.00 per share of Preferred Stock.

        In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Fundamental Change or a Make-Whole Fundamental Change, Alere may make a cash payment to converting holders of Preferred Stock equal to (with respect to each applicable share of Preferred

Stock) the Liquidation Preference, plus accrued but unpaid dividends. In addition, upon the completion of the Merger, each share of Preferred Stock will cease to be convertible into Common Stock as a result of the Merger, and will only be convertible into cash. Because the maximum amount of cash into which shares of Preferred Stock will be convertible upon consummation of the Merger is expected to be $400.00 per share of Preferred Stock (plus accrued but unpaid dividends), and is expected to be substantially lower following the date 60 days following the Fundamental Change Notice Date, if you fail to tender your shares of Preferred Stock in the Offer prior to the Expiration Date and the Merger is consummated, the maximum consideration that you would be entitled to receive under the Certificate of Designations as in effect on the date hereof upon conversion of your shares is expected to be less than the Offer Price.

        In order to eliminate all shares of Preferred Stock issued by Alere, as well as any reporting requirements in respect of Alere associated with the shares of Preferred Stock, Abbott is pursuing the Offer in order to ensure that all shares of Preferred Stock are purchased, redeemed or cancelled in connection with the Merger.

        We encourage you to carefully review the Certificate of Designations for more information with respect to the terms governing the conversion mechanics applicable to the Preferred Stock in connection with the Merger and thereafter. In the event of any discrepancy between this Offer to Purchase and the Certificate of Designations, the provisions of the Certificate of Designations shall control.

        In the event that greater than two-thirds (but less than all) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

        In the event that a majority (but less than two-thirds) of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, following the Expiration Date and the consummation of the Merger, Abbott intends to consent to an issuance of additional shares of Preferred Stock such that following the issuance of such shares Abbott would hold greater than two-thirds of the outstanding shares of Preferred Stock. Thereafter, Abbott intends to enter into a written consent to amend the terms of the Certificate of Designations to provide that all shares of Preferred Stock will cease to exist and will be converted into the right to receive an amount in cash equal to the Liquidation Preference, plus accrued but unpaid dividends, without interest.

        Plans for Alere.    Except as disclosed in this paragraph of this Offer to Purchase and as otherwise contemplated in connection with the Merger and by the Merger Agreement, Abbott does not have any present plan to acquire or dispose of additional securities of Alere or enter into an extraordinary corporate transaction involving Alere or its subsidiaries. After completion of the Offer and the Merger, Alere will be an indirect wholly-owned subsidiary of the Purchaser and its Common Stock and Preferred Stock will be delisted from the NYSE and deregistered under the Exchange Act. After completion of the Offer and the Merger, the Purchaser plans to alter the composition of the board of directors and/or management of Alere. We currently expect to operate Alere and its facilities generally in the same manner as our other facilities. The Purchaser expects to continue to evaluate the business and operations of Alere during the pendency of the Offer and the Merger and after the completion of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. However, while we cannot speculate on future activities, we continually evaluate the management and operations of our businesses, including Alere following completion of the Merger, and we reserve the right to change our plans and intentions at any time, including with respect to Alere, as we deem appropriate.

13.   Conditions of the Offer

        Notwithstanding any other provisions of the Offer and subject to applicable law, the Purchaser will not be required to accept for payment or pay for any shares of Preferred Stock pursuant to the Offer if, as of immediately prior to the Expiration Date:

  •
  the Minimum Condition has not been satisfied;

  •
  the consummation of the Offer or the Merger is restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent in nature) of any governmental entity, or there is in effect any law enacted or promulgated by any governmental entity that prevents or makes illegal the completion of the Offer or the Merger; or

  •
  the Merger has not been consummated in accordance with the terms of the Merger Agreement prior to, or concurrent with, the purchase of the shares of Preferred Stock by Abbott.

        The foregoing conditions are for the sole benefit of the Purchaser and, subject to the applicable rules and regulations of the SEC, may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date, in its sole discretion. Any reference in the Offer to Purchase to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time at or prior to the Expiration Date.

14.   Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Preferred Stock in the Offer.

        The Purchaser has retained Barclays Capital Inc. to act as the Dealer-Manager in connection with the Offer. The Dealer-Manager will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Dealer-Manager for certain reasonable out of pocket expenses and to indemnify the Dealer-Manager against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent and Depositary will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse the Information Agent and Depositary for certain reasonable out of pocket expenses and to indemnify the Information Agent and the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        In the event that greater than two-thirds of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, Abbott will pay to retail brokers, for any tender of 500 or fewer shares of Preferred Stock that are purchased by Abbott, a fee of $1.00 per share of Preferred Stock (the "soliciting dealer fee"), if such broker is appropriately designated by their clients to receive such a fee. The Purchaser will pay all transfer taxes applicable to the purchase and transfer of any shares of Preferred Stock pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal. In order to be eligible to receive the soliciting dealer fee, a properly completed Soliciting Dealer Form on Annex A hereto must be returned to the Information Agent prior to the Expiration Date. Abbott shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a soliciting dealer fee (including, without limitation, the submission of the Soliciting Dealer Form and appropriate documentation without defects or irregularities and in respect of bona fide tenders).

        Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their clients.

15.   Legal Proceedings

        As of the date of this Offer to Purchase, the Purchaser is not aware of any material pending legal proceeding relating to the Offer.

16.   Miscellaneous

        We are making the Offer to all holders of shares of Preferred Stock. We are not aware of any states in which the making of the Offer or the tender of shares of Preferred Stock in connection therewith would not be in compliance with the laws of such state. If the Purchaser becomes aware of any state in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Preferred Stock residing in such state.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 9—"Certain Information Concerning the Purchaser."

Abbott Laboratories

July 17, 2017

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

        The names of the directors and executive officers of Abbott Laboratories (the "Purchaser") and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director or executive officer has been so employed or held such position for a period in excess of five years and, except as otherwise noted below, is a citizen of the United States. The business address of each of the directors and executive officers of the Purchaser is c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064.

Purchaser Directors and Executive Officers

Name	Position
Robert J. Alpern, M.D.	Director
Roxanne S. Austin	Director
Sally E. Blount, Ph.D.	Director
Edward M. Liddy	Director
Nancy McKinstry	Director
Phebe N. Novakovic	Director
William A. Osborn	Director
Samuel C. Scott III	Director
Daniel J. Starks	Director
John G. Stratton	Director
Glenn F. Tilton	Director
Miles D. White	Chairman of the Board and Chief Executive Officer
Hubert L. Allen	Executive Vice President, General Counsel and Secretary
Brian J. Blaser	Executive Vice President, Diagnostics Products
John M. Capek	Executive Vice President, Ventures
Robert B. Ford	Executive Vice President, Medical Devices
Stephen R. Fussell	Executive Vice President, Human Resources
Andrew H. Lane	Executive Vice President, Established Pharmaceuticals
Heather L. Mason	Executive Vice President, Nutritional Products
Brian B. Yoor	Executive Vice President, Finance and Chief Financial Officer
Roger Bird	Senior Vice President, U.S. Nutrition
Sharon J. Bracken	Senior Vice President, Rapid Diagnostics
Jaime Contreras	Senior Vice President, Core Laboratory Diagnostics, Commercial Operations
Eric S. Fain	Senior Vice President, Group President, Cardiovascular and Neuromodulation
Joseph Manning	Senior Vice President, International Nutrition
Deepak Nath	Senior Vice President, Abbott Vascular
Daniel Salvadori	Senior Vice President, Established Pharmaceuticals, Latin America
Sean P. Shrimpton	Senior Vice President, Established Pharmaceuticals, Emerging Markets
Jared L. Watkin	Senior Vice President, Diabetes Care
Robert E. Funck	Vice President, Controller

        Robert J. Alpern, M.D.    Dr. Alpern has served as the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine since June 2004. From July 1998 to June 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern also serves as a Director of AbbVie Inc. and as a Director on the Board of Yale—New Haven Hospital.

        Roxanne S. Austin.    Ms. Austin is President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm, a position she has held since 2004. From July 2009 through July 2010, Ms. Austin also served as the President and Chief Executive Officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as President and Chief Operating Officer of DIRECTV, Inc. Ms. Austin also previously served as Executive Vice President and Chief Financial Officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin served on the Board of Directors of Telefonaktiebolaget LM Ericsson from 2008 to 2016. Ms. Austin currently serves on the Board of Directors of AbbVie Inc., Target Corporation, and Teledyne Technologies, Inc.

        Sally E. Blount, Ph.D.    Ms. Blount has served as Dean of the J.L. Kellogg Graduate School of Management and the Michael L. Nemmers Professor of Management and Organizations at Northwestern University since July 2010. From 2004 to 2010, she served as the Vice Dean and Dean of the undergraduate college of New York University's Leonard N. Stern School of Business. Ms. Blount joined the faculty of New York University's Leonard N. Stern School of Business in 2001 and was the Abraham L. Gitlow Professor of Management and Organizations. Prior to joining NYU in 2001, Ms. Blount held academic posts at the University of Chicago's Graduate School of Business from 1992 to 2001.

        Edward M. Liddy.    Mr. Liddy served as a partner in the private equity investment firm Clayton, Dubilier & Rice,  LLC from January 2010 to December 2015. At the request of the Secretary of the U.S. Department of Treasury, Mr. Liddy served as Interim Chairman and Chief Executive Officer of American International Group, Inc., a global insurance and financial services holding company, from September 2008 until August 2009. From January 1999 to April 2008, Mr. Liddy served as Chairman of the Board of the Allstate Corporation. He served as Chief Executive Officer of Allstate from January 1999 to December 2006, President from January 1995 to May 2005, and Chief Operating Officer from August 1994 to January 1999. Mr. Liddy currently serves on the Board of Directors of AbbVie Inc., 3M Company, and The Boeing Company.

        Nancy McKinstry.    Ms. McKinstry has been the Chief Executive Officer and Chairman of the Executive Board of Wolters Kluwer N.V. since September 2003 and a member of its Executive Board since June 2001. Ms. McKinstry also serves on the Board of Accenture, the Board of Overseers of Columbia Business School, and the Board of Directors of Russell Reynolds Associates. Ms. McKinstry is also a member of the European Round Table of Industrialists. Ms. McKinstry served on the Board of Directors of Telefonaktiebolaget LM Ericsson (LM Ericsson Telephone Company) from 2004 to 2012.

        Phebe N. Novakovic.    Ms. Novakovic has been Chairman and Chief Executive Officer of General Dynamics Corporation since January 1, 2013. Previously, she served as President and Chief Operating Officer from May 2012 to December 2012 and as Executive Vice President, Marine Systems of General Dynamics from May 2010 to May 2012. From May 2005 to April 2010, Ms. Novakovic served as its Senior Vice President—Planning and Development. She was elected Vice President of General Dynamics in October 2002 after joining the company in May 2001. Previously, Ms. Novakovic was Special Assistant to the Secretary and Deputy Secretary of Defense, and had been a Deputy Associate Director of the Office of Management and Budget.

        William A. Osborn.    Mr. Osborn was Chairman of Northern Trust Corporation from 1995 through 2009 and served as its Chief Executive Officer from 1995 through 2007. Mr. Osborn currently serves as a Director of Caterpillar Inc. and General Dynamics Corporation. He is Chairman of the Board of Trustees of Northwestern University. Mr. Osborn served on the Board of Directors of Nicor, Inc. from 1999 to 2006 and on the Board of Directors of Tribune Company from 2001 to 2012.

        Samuel C. Scott III.    Mr. Scott retired as Chairman, President and Chief Executive Officer of Corn Products International in 2009. He served as Chairman, President, and Chief Executive Officer from

February 2001 until he retired in May of 2009. He was President and Chief Operating Officer from January 1998 until February 2001. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott currently serves on the Board of Directors of Bank of New York Mellon Corporation and Motorola Solutions, Inc.

        Daniel J. Starks.    Mr. Starks served as the Chairman, President and Chief Executive Officer of St. Jude Medical,  Inc., from 2004 until his retirement in January 2016, after which he served as its Executive Chairman of the Board until January 2017, when Abbott completed the acquisition of St. Jude Medical, Inc. Mr. Starks also served as President and Chief Operating Officer of St. Jude Medical, Inc. from 2001 to 2004 and as its President and CEO, Cardiac Rhythm Management Business from 1997 to 2001.

        John G. Stratton.    Mr. Stratton has served as Executive Vice President and President of Global Operations for Verizon Communications Inc. since February 2015. Previously, he served as Verizon's Executive Vice President and President of Global Enterprise and Consumer Wireline from 2014 to 2015, as President of Verizon Enterprise Solutions from 2012 to 2014 and as Chief Operating Officer and Executive Vice President of Verizon Wireless from 2010 to 2012.

        Glenn F. Tilton.    Mr. Tilton served as Chairman of the Midwest for JPMorgan Chase & Co. and a member of its companywide Executive Committee from June 2011 to June 2014. From October 2010 to December 2012, Mr. Tilton also served as the Non-Executive Chairman of the Board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as Chairman, President and Chief Executive Officer of UAL Corporation, a holding company, and Chairman and Chief Executive Officer of United Air Lines, Inc., an air transportation company and wholly owned subsidiary of UAL Corporation. Mr. Tilton is also a Director of AbbVie Inc. and Phillips 66. Mr. Tilton also served on the Board of Directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, of Corning Incorporated from 2010 to 2012, and of United Continental Holdings, Inc. from 2001 to 2013.

        Miles D. White.    Mr. White has served as Abbott's Chairman of the Board and Chief Executive Officer since 1999. He served as an Executive Vice President of Abbott from 1998 to 1999. He joined Abbott in 1984. He currently serves as a Director of Caterpillar Inc. and McDonald's Corporation.

        Hubert L. Allen.    Mr. Allen has served as Abbott's Executive Vice President, General Counsel and Secretary since 2013. From 2010 to 2012 he served as Abbott's Divisional Vice President and Associate General Counsel, Established Pharmaceuticals.

        Brian J. Blaser.    Mr. Blaser has served as Abbott's Executive Vice President, Diagnostics Products since 2012. From 2010 to 2012 he served as Abbott's Senior Vice President, Diagnostics.

        John M. Capek.    Mr. Capek has served as Abbott's Executive Vice President, Ventures since 2015. From 2007 to 2015 he served as Abbott's Executive Vice President, Medical Devices.

        Robert B. Ford.    Mr. Ford has served as Abbott's Executive Vice President, Medical Devices since 2015. From 2014 to 2015 he served as Abbott's Senior Vice President, Diabetes Care and from 2008 to 2014 he served as Abbott's Vice President, Diabetes Care, Commercial Operations.

        Stephen R. Fussell.    Mr. Fussell has served as Abbott's Executive Vice President, Human Resources since 2013. From 2005 to 2013 he served as Abbott's Senior Vice President, Human Resources.

        Andrew H. Lane.    Mr. Lane has served as Abbott's Executive Vice President, Established Pharmaceuticals since 2017. From 2015 to 2017, he served as Abbott's Senior Vice President, Established Pharmaceuticals, Emerging Markets. From 2014 to 2015 he served as Abbott's Divisional

Vice President, Established Pharmaceuticals, Asia Pacific and from 2011 to 2014 he served as Vice President, Asia Pacific for Takeda Pharmaceutical Company Limited, a Japanese pharmaceutical company. Mr. Lane is a citizen of New Zealand.

        Heather L. Mason.    Ms. Mason has served as Abbott's Executive Vice President, Nutritional Products since 2015. From 2014 to 2015 she served as Abbott's Executive Vice President, Nutritional Products, Global Commercial Operations and from 2008 to 2014 she served as Abbott's Senior Vice President, Diabetes Care.

        Brian B. Yoor.    Mr. Yoor has served as Abbott's Executive Vice President, Finance and Chief Financial Officer since 2017. From 2015 to 2017 he served as Abbott's Senior Vice President, Finance and Chief Financial Officer, from 2013 to 2015 he served as Abbott's Vice President, Investor Relations and from 2010 to 2013 he served as Abbott's Divisional Vice President, Controller, Diagnostics.

        Roger Bird.    Mr. Bird has served as Abbott's Senior Vice President, U.S. Nutrition since 2015. From 2009 to 2015 he served as Abbott's Divisional Vice President and General Manager, China and Hong Kong, Nutritional Products.

        Sharon J. Bracken.    Ms. Bracken has served as Abbott's Senior Vice President, Rapid Diagnostics since 2017. From 2013 to 2017, she served as Abbott's Vice President, Point of Care Diagnostics, from 2012 to 2013, as Abbott's Divisional Vice President, Abbott Diagnostics Global Operations, and from 2010 to 2012 as Abbott's Divisional Vice President, Global Operations.

        Jaime Contreras.    Mr. Contreras has served as Abbott's Senior Vice President, Core Laboratory Diagnostics, Commercial Operations since 2013. From 2008 to 2013 he served as Abbott's Vice President, Diagnostics, Global Commercial Operations.

        Eric S. Fain.    Mr. Fain has served as Abbott's Senior Vice President, Group President, Cardiovascular and Neuromodulation since 2017. From 2014 to 2017, he served as Group President of St. Jude Medical, Inc., a global medical device manufacturer. From 2012 to 2014, he served as St. Jude Medical's President, Implantable Electronic Systems Division, and from 2007 to 2012, he served as its President, Cardiac Rhythm Management Division.

        Joseph Manning.    Mr. Manning has served as Abbott's Senior Vice President, International Nutrition since 2017. From 2015 to 2017 he served as Abbott's Vice President, Nutrition, Asia Pacific, from 2014 to 2015 he served as Abbott's General Manager, Indonesia, Nutritional Products, and from 2009 to 2014 he served as Abbott's General Manager, Russia, Nutritional Products. Mr. Manning is a citizen of Canada.

        Deepak Nath.    Mr. Nath has served as Abbott's Senior Vice President, Abbott Vascular since 2015. In 2015 he served as Abbott's Vice President, Vascular, Commercial. From 2014 to 2015 he served as Abbott's Vice President, Molecular Diagnostics, from 2012 to 2014 he served as Abbott's Divisional Vice President and General Manager, Ibis, and from 2011 to 2012 he served as Abbott's Divisional Vice President, CEEMEA, Vascular.

        Daniel Salvadori.    Mr. Salvadori has served as Abbott's Senior Vice President, Established Pharmaceuticals, Latin America since 2014. From 2013 to 2014 he served as Chief Executive Officer, Latin America, for CFR Pharmaceuticals S.A., a Latin American pharmaceutical company, from 2012 to 2013 he served as its Executive President, Complex Therapeutics Division and from 2010 to 2012 he served as Head of Sales and Marketing, Latin America, Sandoz Pharmaceuticals for Novartis AG, a Swiss multinational pharmaceutical company.

        Sean P. Shrimpton.    Mr. Shrimpton has served as Abbott's Senior Vice President, Established Pharmaceuticals, Emerging Markets since 2017. From 2015 to 2017, he served as Abbott's Divisional

Vice President, Asia Pacific, Established Pharmaceuticals. From 2013 to 2015, he served as General Manager, Balkans MCO, of Takeda Pharmaceutical Company Limited, a Japanese pharmaceutical company, and from 2009 to 2013 as Takeda's Vice President, Commercial Operations, Asia Pacific. Mr. Shrimpton is a citizen of the United Kingdom.

        Jared L. Watkin.    Mr. Watkin has served as Abbott's Senior Vice President, Diabetes Care since 2015. From 2010 to 2015 he served as Abbott's Divisional Vice President, Technical Operations, Diabetes Care.

        Robert E. Funck.    Mr. Funck has served as Abbott's Vice President, Controller since 2013. From 2009 to 2013 he served as Abbott's Vice President, Chief Ethics and Compliance Officer.

        Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares of Preferred Stock and any other required documents should be sent or delivered by each holder of Preferred Stock of Alere or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary and Paying Agent for the Offer is:
American Stock Transfer & Trust Company, LLC
If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering via hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
For assistance call: (877) 248-6417 or (718) 921-8317

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:	The Dealer-Manager for the Offer is:
D.F. King & Co., Inc.	Barclays Capital Inc.
48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call: (212) 269-5550 All others call Toll-Free: (877) 283-0316 Email: alr@dfking.com	745 Seventh Avenue, 5th Floor New York, New York 10019 Attn: Liability Management Group Banks and Brokers Call: (212) 528-7581 All others call Toll-Free: (800) 438-3242

 Annex A

SOLICITING DEALER FORM

Offer to Purchase for Cash
All Outstanding Shares of Series B Convertible Perpetual Preferred Stock (the "Preferred Stock")

of
Alere Inc.
at
$402.00
Net Per
Share of
Preferred
Stock

by

Abbott Laboratories
(the "Purchaser")

Pursuant to the Offer to Purchase dated July 17, 2017
(as amended or supplemented from time to time, the "Offer to Purchase")

        THE OFFER (AS DEFINED IN THE OFFER TO PURCHASE) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE").

The Depositary for the Offer Is:

American Stock Transfer & Trust Company, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering via hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call: (877) 248-6417 or (718) 921-8317

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street—22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
All others call Toll-Free: (877) 283-0316
Email: alr@dfking.com

        This form must be delivered to the Information Agent/Depositary, as set forth above. The instructions contained herein should be read carefully before this form is completed.

        IN ORDER TO BE ELIGIBLE TO RECEIVE THE SOLICITING DEALER FEE (AS DEFINED BELOW), A PROPERLY COMPLETED SOLICITING DEALER FORM (AS DEFINED BELOW) MUST BE RECEIVED BY THE DEPOSITARY/INFORMATION AGENT PRIOR TO THE EXPIRATION DATE. THE PURCHASER SHALL, IN ITS SOLE DISCRETION, DETERMINE WHETHER A SOLICITING DEALER HAS SATISFIED THE CRITERIA FOR BEING ELIGIBLE TO RECEIVE A SOLICITING DEALER FEE (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION OF THE APPROPRIATE DOCUMENTATION WITHOUT DEFECTS OR IRREGULARITIES AND IN RESPECT OF BONA FIDE TENDERS). THE PAYMENT OF A SOLICITING DEALER FEE TO ELIGIBLE DEALERS IS SUBJECT TO CONSUMMATION OF THE OFFER UPON THE TERMS SET FORTH IN THE OFFER TO PURCHASE. NO SOLICITING DEALER FEES WILL BE PAID IF THE OFFER IS NOT CONSUMMATED, AND SUCH FEE WILL BE PAYABLE ONLY AFTER THE CONSUMMATION OF THE OFFER UPON REQUEST BY THE SOLICITING DEALERS AND PRESENTATION OF SUCH SUPPORTING DOCUMENTATION AS THE PURCHASER, THE DEPOSITARY AND THE INFORMATION AGENT MAY REQUEST.

        IN CONNECTION WITH THE OFFER, THE PURCHASER WILL ALSO PAY BROKERAGE HOUSES AND OTHER CUSTODIANS, NOMINEES AND FIDUCIARIES CUSTOMARY AND REASONABLE OUT-OF-POCKET MAILING AND HANDLING EXPENSES INCURRED BY THEM IN FORWARDING COPIES OF THE OFFER TO PURCHASE AND RELATED DOCUMENTS TO THE BENEFICIAL OWNERS OF THE SHARES OF PREFERRED STOCK.

        THE PURCHASER WILL PAY OR CAUSE TO BE PAID ALL TRANSFER TAXES, IF ANY, WITH RESPECT TO THE TENDERED SHARES OF PREFERRED STOCK.

        YOU MUST RETURN THE SOLICITING DEALER FORM SET FORTH ON ANNEX A HERETO (A "SOLICITING DEALER FORM") TO THE INFORMATION AGENT/DEPOSITARY TO RECEIVE THE SOLICITING DEALER FEE.

 SOLICITING DEALER FORM

        In the event that greater than two-thirds of the outstanding shares of Preferred Stock are tendered in the Offer and purchased by Abbott, Abbott will pay to retail brokers, for any tender of 500 or fewer shares of Preferred Stock that are purchased by Abbott, a fee of $1.00 per share of Preferred Stock (the "soliciting dealer fee"), if such broker is appropriately designated by their clients to receive such a fee. The Purchaser will pay all transfer taxes applicable to the purchase and transfer of any shares of Preferred Stock pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal. In order to be eligible to receive the Soliciting Dealer Fee, a properly completed Soliciting Dealer Form on Annex A hereto must be returned to the Information Agent prior to the Expiration Date. Abbott shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the Soliciting Dealer Form and appropriate documentation without defects or irregularities and in respect of bona fide tenders).

PAYMENT DETAILS

Name of Firm:

Attention:

Address:

Phone Number:

Taxpayer Identification:

Signature:

(Medallion Stamp Required)

        By signing this form you hereby confirm that your request for the Soliciting Dealer Fee is bona fide and has been made on behalf of accounts for separate individual beneficial holders of 500 or less shares of Preferred Stock and that validly tendered their shares of Preferred Stock. Failure to properly complete and execute this form will render the form defective and the Purchaser will not honor your request. Any questions as to what constitutes beneficial ownership should be directed to the Depositary and Information Agent.

        The delivery of this form by a soliciting dealer will constitute a representation by it that (1) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (2) it is eligible to receive such compensation for such solicitation under the terms and conditions of the Offer to Purchase; (3) in soliciting tenders of shares of Preferred Stock, it has used no solicitation materials other than those furnished by the Purchaser; (4) each holder of shares of Preferred Stock that it has solicited has received a copy of the Offer to Purchase and related Letter of Transmittal, or concurrently with such solicitation it provided the holders of shares of Preferred Stock with a copy of the Offer to Purchase and related Letter of Transmittal; (5) it is either (i) a broker or dealer in securities which is a member of any national securities exchange in the United States or of FINRA or (ii) a bank or trust company located in the United States; and (6) no Soliciting Dealer Fee has been requested or paid with respect to the shares of Preferred Stock as to which a tender was made for its own account.

        SOLICITING DEALERS SHOULD TAKE CARE TO ENSURE THAT PROPER RECORDS ARE KEPT TO DOCUMENT THEIR ELIGIBILITY TO RECEIVE ANY SOLICITING DEALER FEE. THE PURCHASER, THE DEPOSITARY AND THE INFORMATION AGENT RESERVE

THE RIGHT TO REQUIRE ADDITIONAL INFORMATION AT THEIR DISCRETION, AS DEEMED WARRANTED.

        If the space provided in the table below is inadequate, the required information should be listed on a separate schedule and attached to this form.

Security Tendered	CUSIP No.	Participant Number	VOI Number	Quantity

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

Series B Convertible Perpetual Preferred Stock	01449J204

QuickLinks

  Exhibit (a)(1)(A)
Offer to Purchase for Cash All Outstanding Shares of Series B Convertible Perpetual Preferred Stock of Alere Inc. at $402.00 Net Per Share of Series B Convertible Perpetual Preferred Stock by Abbott Laboratories
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE").
The Dealer-Manager for the Offer is
IMPORTANT
TABLE OF CONTENTS
SUMMARY OF KEY DATES
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS
Annex A
SOLICITING DEALER FORM
SOLICITING DEALER FORM
PAYMENT DETAILS
( Medallion Stamp Required )